EXHIBIT 10.136
                              Investment Agreement

                              Investment Agreement

                                    between

        Toys International.com Inc. ("Toys International" or "Company")
                   550 Rancheros Drive, San Marcos, CA 92069

                 Play Co. Toys & Entertainment Corp. ("Playco")
                   550 Rancheros Drive, San Marcos, CA 92069

                              both represented by
        Harold Rashbaum, Chairman of the Board and Rich Brady, President

                       CDMI Capital Corporation ("CDMI")
             P.O. Box 47, Roadtown, Tortola, British Virgin Islands

                           represented by Ilan Arbel

                                      and

                        Concord Effekten AG ("Concord")
               Gro(beta)e Gallusstr. 1 - 7 60311 Frankfurt am Main

                                 represented by

     Dirk Schaper (Chairman of the Board) and Bernd Groebler (Board member)

                                     Preface

     Objective of this Agreement is a Pre-IPO capital increase of Toys International through an investment by Concord and CDMI. Toys International is currently a wholly owned subsidiary of Playco. Playco is a US public company, quoted on the OTC Bulletin Board, which is controlled by affiliates of CDMI. After a second capital increase, the shares will be distributed to the public and Toys International will be introduced for trading on the Regulated Market ("Geregelter Markt") in the SMAX segment at the Frankfurt Stock Exchange. The date of first listing is planned for 15 October 1999.

I. Participation

     Toys International shall issue 660.000 of its common stock, $0.001 par value. Concord and CDMI agree to each purchase 330.000 shares, for the price of US$4.24 per share, for an aggregate value of US$1.4 million each. Toys International agrees that at the conclusion of this transaction, the total issued and outstanding share capital of the Company will be 10 million shares of common stock issued as follows:

Concord:          330,000 shares (3.3%)
CDMI:                      330,000 shares (3.3%)
Playco            9,340,000 shares (93.4%)

     Concord shall be allowed to sell part of its shares to a cooperation partner.

     Playco may transfer 25% of its shares in Toys International to Tudor Technologies, Inc. ("Tudor"), a British Virgin Islands investment company, which invested in Playco's original acquisition of certain assets of Toys
International and received an option over 25% of Playco's interest in Toys International. The above transfer may not occur unless Playco secures a voting rights agreement from Tudor giving Playco the irrevocable right to vote Tudor's shares and Tudor agrees to participate in the Voting Trust described below.

     The Company agrees that it shall not issue any additional equity or debt capital prior to the IPO without the express written approval of Concord.

II. Voting trust

     Playco, Concord and CDMI hereby agree to form a voting trust concerning their shares of Toys International in conformity with the following arrangements (the "Voting Trust"):

     All shares owned by Playco, Concord and CDMI shall, in regard to the voting rights arising from these shares, be committed until Toys International goes public. This shall also apply for new shares which the contracting parties obtain in the course of further capital increases. The committed shares shall remain the separate property of each of the Parties and this Agreement shall not be construed as establishing joint or shared ownership. In the event of third parties acquiring shares in Toys International, Playco, Concord and CDMI will ensure that these new shareholders become parties to the Voting Trust.

     The purpose of the Voting Trust is to assure the official listing of Toys International on the Frankfurt stock exchange and to deal with matters regarding capital increases and the public offering process.

     The Voting Trust shall be responsible for all issues regarding the official listing of Toys International on the Frankfurt stock exchange, capital increases and the public offering process.. This includes, if necessary, consulting and decision-making, and for taking note of all matters incumbent upon it under this contract, in particular:

     decisions on how the voting rights controlled by the Voting Trust shall to be exercised for each agenda item of a planned shareholders' meeting;

     changes to the Voting Trust, the admission of new shareholders, and the transfer of shares to third parties, as far as this agreement does not stipulate the right to have co-investors;

     all other matters relating to the Company and the Voting Trust.

     Meetings of the Voting Trust members ("Trust Meetings") shall be held upon invitation of the Trust Representative. The invitation to a Trust Meeting shall be issued no later than three days prior to a shareholder's meeting of the Company. The Trust Representative has the obligation to call for a Trust Meeting upon written request of Trust members which own no less than 3% of the shares of Toys International. The invitation to a Trust Meeting shall be in writing, or by fax, with an invitation period of two days (beginning with the day after which the letter was sent). The day of the Trust Meeting is not included in the calculation of the invitation period. In urgent cases, the invitation period can be shortened to one day. The Trust Meeting may be held by telephone if all Trust Members are present.

     The Trust Meeting shall not have a quorum until 98% of the entire share capital of the Voting Trust is present or regularly represented. If this is not the case, the Trust Representative shall call a new Trust Meeting which has no quorum with a shortened invitation period of two days.

     Resolutions of the Trust may be made in writing if all Trust Members sign the resolution.

     Each Trust Member has the right to appoint another Trust Member as his representative by written authorization. Representation by third parties is not permitted, except for authorized employees of the Trust Members.

     All resolutions of the Trust Meeting shall be recorded in writing, signed by the Trust Representative, and sent to all Trust Members.

     The Trust Representative shall be elected for a period of four years. The first Trust Representative will be Mr. Harold Rashbaum.

     Resolutions of the Trust Meeting shall be adopted by a simple majority of all exercised votes, if not otherwise agreed on in this contract. Abstentions are considered as not exercised votes. The voting rights are exercised according to the number of shares of Toys International held by each Trust Member, with one share entitled to one vote. The right to vote in the Trust Meeting shall not exist if one of the parties entitled to such vote cannot exercise such vote in a Shareholders' Meeting of the Company on the actual resolution topic involved.

     The following resolutions of the Trust Meeting relating to decisions about the following issues at a Shareholders' Meeting of the Company require the approval of Concord:

     resolutions on all capital increases which take place prior to the IPO, and resolutions on assuring the public placement;

     resolutions on dividend payments from net profits (ss. 119 Para. 1 No. 2 of the German Corporation Act "Aktiengesetz")

     resolutions on changes to the articles of incorporation, including capital increases and decreases, and on dissolving the company.

     Moreover, Concord has a veto-right concerning decisions of the Trust Meeting, which could, from Concord's sole discretion, materially adversely affect the IPO of Toys International.

     The rights of Concord set forth in Sections 11(a) through (d) shall not be construed to give Concord any veto-right over the general operations and management of the Company.

     The Parties agree that on request of not less than 3% of the committed shares, a shareholders' meeting can be convened in accordance with ss. 122 of the Corporation Act "Aktiengesetz".

     The voting rights of the shares in the Voting Trust shall be exercised at the Shareholder Meeting by the Trust Representative, unless an alternative representative is appointed at the Trust Meeting. The right of the Trust Members to participate at Shareholder Meetings is not affected by this rule.

     In the event of a shareholder dying, the Voting Trust shall be continued in regard to the committed shares with the heirs or survivors benefiting. In the event of bequest through a legacy, the transfer of the shares involved shall be conditional on the heirs or survivors entering into this voting trust agreement.

     This Voting Trust agreement shall be deposited with the Company and the Company agrees that any exercise at a Shareholder Meeting by a Trust Member of their voting rights in violation of this Voting Trust agreement shall be not valid.

     The provisions under this section IV will also be valid for the legal successors of the parties.

III. Management

     Harold Rashbaum, Rich Brady and Jim Frakes agree to remain active in their present functions and positions. This agreement shall be valid for not less than three years after Toys International goes public, and if the company does not go public, then at least until December 31, 2004.

IV. Business Plan

     The Business Plan (appendix A) is an integral part of this agreement:

     Toys International agrees, within 28 days after the end of each quarter, to forward to Concord an internal report containing actual figures for the quarter concerned in a comparison with the planned figures (within 6 weeks of the end of each quarter, except for the year end, the Company shall provide public quarterly reports. Within 90 days from the end of the fiscal year the Company shall provide audited accounts, unless the Frankfurt Stock Exchange requires other terms).

     If there is a negative deviation of more than 30% in the resulting net income for a quarter in comparison with the Business Plan, Concord shall have the right to appoint a representative to the Board of Directors.

     Toys International furthermore agrees to inform Concord immediately if it is foreseeable, that the monthly planned sales and income figures will be more than 10% below the expected results.

V. Warranties

     Toys International hereby represents and warrants to Concord and CDMI as of the date this contract is entered into that

     Toys International is a corporation duly organized, validly existing, and in corporate good standing under the laws of the State of Delaware, USA.

     Toys International has all requisite corporate power and authority to perform, and observe its obligations under this Agreement and any other instruments provided for herein and to carry on Toys International's business.
Toys International represents and warrants that the execution, delivery, performance and observance of this Agreement by it and each of the other documents or instruments delivered by Toys International to Concord and CDMI hereunder have been duly and validly authorized by all necessary corporate action. Toys International represents and warrants that this Agreement and such documents and instruments have each been duly executed and delivered by it, and are the legal, valid, and binding obligations of it, enforceable against it in accordance with their terms.

     Toys International represents and warrants that neither the execution and delivery of this Agreement by Toys International nor compliance by Toys International with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of any contract or other instrument to which Toys International is a party or by which Toys International is or may be bound (including, without limitation, the Articles of Association of Toys International) or constitute a default thereunder.

     no governmental or third party consents, approvals, filings, or qualifications are necessary in connection with the execution, delivery, performance, and observance of Toys International's obligations under this Agreement or the documents and instruments provided for herein by Toys International.

     the shares being issued hereunder shall be fully paid and non-assessable and that there are no third party claims, liens or charges relating to shares of Toys International, other than an option owned by Tudor Technologies, Inc. over 25% of Playco's shares in Toys International.

     the issued and outstanding share capital of Toys International following the transaction contemplated by this Agreement shall consist of 10,000,000 shares of common stock, $0.001 par value.

     Toys International is not overindebted or insolvent.

     to the best of its knowledge, the last annual financial statements of Toys International are materially accurate,

     Toys International has paid all taxes due, and all tax liabilities have been accurately shown in the financial statements,

     to the best of its knowledge and belief no hidden dividend payments have been made at Toys International,

     no lawsuits against Toys International are pending, and Toys International itself is not conducting any lawsuits against third parties.

     all approvals required for Toys International business operations are unrestrictedly in place,

     the property of Toys International is free of any claims of third parties (except Finova, which has a first lien on the assets of the Toys International pursuant to its credit facility), and all approvals are unrestrictedly in place relating to construction permission, trade and industry legislation, environmental statutes and other requirements.

     Toys International further warrants that it knows of no circumstances which prior to Toys International going public might entail changes in the above situations and guarantees.

     Toys International refuses to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if German law prevents Toys International from refusing to register securities transfers, other reasonable procedures such as a restrictive legend will be implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

     Should the above listed representations and warranties be incorrect, Concord and CDMI, irrespective of further rights arising from this contract, shall be put in the position in which they would be if the representations and warranties concerned were to be correct. This above entitlement shall be valid until three years after the IPO of Toys International, or December 31, 2004, whichever is earlier.

     Concord and CDMI represent and warrant as follows:

     that they are not U.S. persons and are not acquiring the securities for the account or benefit of any U.S. person;

     That they agree to resell such securities only in accordance with the provisions of Regulation S under the US Securities Act of 1933, as amended (the ""Act"), pursuant to registration under the Act, or pursuant to an available exemption from registration; and that they agree not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

VI. Lock Up

     Playco agrees, for a period of six months after the IPO, and Concord and CDMI agree until the IPO, not to dispose of their shares, except as provided elsewhere in this Agreement. Any shares not sold by CDMI and Concord in the IPO shall be bound by the same lock up as Playco. CDMI agrees that Concord shall have sole discretion as to the number of shares sold by CDMI and Concord in the IPO, provided that they shall be an equal amount.

     The parties agree, that the shares which are locked up according to this agreement, shall be deposited on trust in a common lock-up-account of a banking institution and shall be transferred only according to this agreement. This joint deposit shall not alter anything regarding the parties' separate ownership of the shares each of them holds. In particular, this shall not be construed as establishing any joint or shared ownership.

     On termination of this contract, the parties may demand delivery of their shares. Shares which have to remain on a security deposit for reasons of liability are exempt from this regulation.

     The lock-up shall not be considered contrary to the right of Concord to sell shares to one or more co-investors prior to the IPO.

VII. Adjustment of Concord and CDMI shares.

     If the IPO price for the 330.000 shares each held by Concord and CDMI is less than $2,8 Million, Concord and CDMI shall receive additional shares from the Company until the value of the shares held by Concord and CDMI equals an IPO value of $2,8 Million. If Toys International chooses, this adjustment may be paid in cash. Toys International shall inform Concord and CDMI in writing prior to the filing of the prospectus with the Deutsche Borse AG as to whether the adjustment will be paid in cash or shares. The adjustment shall be payable with closing of the IPO.

VIII. Right of withdrawal, consequences of a withdrawal

     CDMI and Concord shall be entitled to withdraw from this contract if by April 1, 2000, the capital increase required for the IPO has not been implemented for reasons within the responsibility of Toys International or Playco.

     Concord and CDMI can, not affecting other rights, withdraw from this contract prior to Toys International going public:

     if Toys  International is in breach of any representation or warranty under
Section V.

     if a comparison between the business plan and the actual quarterly figures reveals negative deviations of 30 % or more, or in the case of any similar negative deviation of figures which have been authorized by Toys International for being published prior to the IPO.

     If the market valuation of the Company at the IPO is less than $50 million.

     if the proceeds of the pre-IPO investment is not utilised according to the provisions of the Engagement Letter dated June 14, 1999.

     The withdrawal shall be declared by registered letter given 30 days notice and specifying the reasons for the withdrawal.

     If Concord and/or CDMI should withdraw for the reasons specified in No. 1 and/or No. 2 above, Toys International agrees to repay Concord and/or CDMI assignment of the shares to Toys International.

     Following withdrawal from this contract by CDMI or Concord, they shall have no rights or duties whatsoever any longer under this contract, with the exception of the above-mentioned obligations. Concord and CDMI's rights under
Section V(2) shall remain unaffected by a right of withdrawal.


Other provisions

     Changes and supplements to this contract must be made in writing.

     In case one or more provisions of this Contract are rendered ineffective or contestable, the validity of the other provisions will not be affected. In this case, a valid regulation will replace the ineffective and contestable provisions having a similar economic purpose to the ineffective or contestable provision. The same applies in case the Contract contains a gap.

     This contract is subject to the laws of the Federal Republic of Germany. International Laws shall not apply. The place of jurisdiction is Frankfurt am Main.

     XII. Term of Contract

     This contract shall begin upon the signing by the parties and shall end three years after Toys International going public, but not later than December 31, 2004.

For CDMI:                                                     For Concord:

Frankfurt a.m.. the . . . . . . . . .                         Frankfurt a.m., the . . . . . . . . .


--------------------------                                    ----------------           ----------------
Ilan Arbel                                                    Bernd Groebler             Markus Saller
                                                              Vorstand                   Prokurist


For Toys International:                                       For Playco:


-----------------------------------                           -----------------------------------
Harold Rashbaum, Chairman of the Board                        Harold Rashbaum, Chairman of the Board



--------------------------------                              --------------------------------
Richard Brady, Director and President                         Richard Brady, Director and President
